EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 26, 2009, with respect to the financial statements and supplemental schedule included in the Annual Report of the Credit Acceptance Corporation 401(k) Profit Sharing Plan and Trust on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the registration statements on Form S-8 (File Nos. 33-64876 effective June 23, 1993, 33-80339 effective December 13, 1995, 333-67348 effective August 10, 2001, 333-91734 effective July 1, 2002, 333-111831 effective January 9, 2004, and 333-120756 effective November 24, 2004).
Southfield, Michigan
June 26, 2009